Exhibit 10.1

FIFTH AMENDMENT TO LEASE AGREEMENT

THIS FIFTH AMENDMENT TO LEASE AGREEMENT (hereinafter referred to as the “Amendment”) is made this 1st day of May, 2015, but retroactively effective as of April 1, 2015 (the “Effective Date”), by and between ICON KEYSTONE NJP III OWNER POOL 4 NJ, LLC, a Delaware limited liability company (“Landlord”), and BOONTON ELECTRONIC CORPORATION, a New Jersey corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant are party to that certain Lease, dated as of September 26, 1994 (the “Original Lease”), as amended by that certain Letter Agreement, dated as of July 30, 1997 (the “First Amendment”), as further amended by that certain Second Amendment to Lease, dated as of September 12, 2001 (the “Second Amendment”), as further amended by that certain Third Amendment to Lease, dated as of May 5, 2011 (the “Third Amendment”), as further amended by that certain Fourth Amendment to Lease, dated as of February 25, 2014 (the “Fourth Amendment”, and collectively with the Original Lease, the First Amendment, the Second Amendment, and the Third Amendment, the “Lease”, as may be further amended or modified from time to time), pursuant to which Landlord leases to Tenant certain premises consisting of approximately 45,700 rentable square feet with a common address of 25 Eastmans Road, Suite 100, Parsippany, New Jersey 07054, as more particularly described in the Lease (the “Premises”), and located in the project commonly known as Hanover Business Center #1 (the “Project”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Lease.

WHEREAS, a scrivener’s error occurred in the drafting of the Lease whereby Boonton Electronics Corporation was identified as the “Tenant” under the Lease when the correct entity name for the “Tenant” should have been Tenant (the “Scrivener’s Error”).

WHEREAS, the Term expired on March 31, 2015 and Landlord and Tenant desire to retroactively extend the existing Term for an additional ninety-six (96) full calendar months from such expiration date.

WHEREAS, Landlord and Tenant desire to amend the terms and conditions of the Lease to reflect the extension of the Term and to correct the Scrivener’s Error, in each case as hereinafter provided.

AGREEMENT:

NOW, THEREFORE, in consideration of ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and the mutual covenants set forth herein, the parties hereto agree as follows:

1.          Scrivener’s Error. Tenant hereby acknowledges and agrees that, despite the Scrivener’s Error, Tenant was intended to be the “Tenant” for any and all purposes under the Lease and is responsible to perform and observe all of the covenants, conditions, duties, obligations, and liabilities of the tenant under the Lease, whether accruing prior to, on, or subsequent to the effective date of this Amendment.

2.           Extension of Term. The Term is hereby retroactively extended for a period of ninety-six (96) full calendar months, commencing as of April 1, 2015 (the “Extended Term Commencement Date”) and expiring on March 31, 2023 (the “Extended Term”). From and after the date hereof, the “Term” shall be deemed to include the Extended Term.

3.           Monthly Rent Schedule. Effective as of the Extended Term Commencement Date, the monthly Base Rent for the Premises payable by Tenant to Landlord during the Extended Term is as follows:

From:	To:	Monthly Rent (per month)
April 1, 2015	March 31, 2016	$33,322.92
April 1, 2016	March 31, 2017	$34,322.60
April 1, 2017	March 31, 2018	$35,352.28
April 1, 2018	March 31, 2019	$36,412.85
April 1, 2019	March 31, 2020	$37,505.24
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April 1, 2020	March 31, 2021	$38,630.39
April 1, 2021	March 31, 2022	$39.789.31
April 1, 2022	March 31, 2023	$40,982.98

Except as otherwise set forth in this Amendment, all other terms and conditions with respect to the payment of Monthly Rent, real estate taxes, insurance, or any other sums due and payable by Tenant under the Lease shall remain as set forth thereunder.

4.          AS-IS Condition; Landlord’s Work; Tenant’s Work; Acknowledgement.

(a)          AS-IS Condition. Tenant hereby acknowledges and agrees that it has accepted the Premises as of the date hereof, and will continue to accept the Premises as of the Extended Term Commencement Date, in AS-IS, WHERE-IS condition without any representation or warranty of any kind made by Landlord in favor of Tenant.

(b)          Landlord’s Work. Notwithstanding the foregoing subsection (a), Landlord shall complete the work set forth on Exhibit A attached hereto in accordance with the terms and conditions set forth on such exhibit.

(c)           Tenant’s Work. Notwithstanding the foregoing subsection (a), Tenant may complete the work set forth on Exhibit B attached hereto in accordance with the terms and conditions set forth on such exhibit.

(d)          Acknowledgment. Landlord shall use commercially reasonable efforts to investigate and develop a plan to correct certain water infiltration incidents reported by Tenant as of the date hereof at (i) the demising wall near the office portion of the Premises, and (ii) the loading ramp serving the Premises. The cost and expense associated with such investigation and plan, and any repairs, replacements, or maintenance completed in connection therewith, shall be borne by Landlord at its sole cost and expense. For the avoidance of doubt, Landlord (A) is not admitting to any liability associated with the water filtration incidents and that this section shall not be construed as such, (B) shall in no event be required to perform those items of repair, maintenance and replacement which are Tenant’s obligation under the Lease, including, without limitation, Section 11 of the Original Lease, and (C) shall in no event be required to make any repairs caused by the act or omission of Tenant, its agents, employees, and contractors.

5.           Insurance. Effective solely with respect to the period from and after the Extended Term Commencement Date, Section 9(c) of the Original Lease is hereby amended and restated in its entirety as follows:

(c)	Tenant, at its sole cost and expense, shall maintain during the Term the following insurance: (1) commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $1,000,000 primary per occurrence and $2,000,000 annual aggregate; and in the event property of Tenant’s invitees or customers are kept in, or about the, Premises, Tenant shall maintain warehouser’s legal liability or bailee customers insurance for the full value of the property of such invitees or customers as determined by the warehouse contract between Tenant and its customer; (2) special cause of loss form property insurance covering the full replacement cost of all property and improvements installed or placed in the Premises by or on behalf of Tenant, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year; (3) workers’ compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute and shall include a waiver of subrogation in favor of Landlord; (4) employers liability insurance of at least $1,000,000; (5) business automobile liability insurance having a combined single limit of not less than $1,000,000 per occurrence insuring Tenant against liability arising out of the ownership maintenance or use of any owned, hired or nonowned automobiles; and (6) an umbrella liability policy or excess liability policy having a limit of not less than $3,000,000, which policy shall be in “following form” and shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. Such umbrella liability policy or excess liability policy shall include coverage
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for additional insureds. Any company writing any of Tenant’s insurance shall have an A.M. Best rating of not less than A-VIII and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). All commercial general liability and, if applicable, warehouser’s legal liability or bailee customers insurance policies shall (a) name Tenant as a named insured and Landlord, its property manager, and other designees of Landlord as the interest of such designees shall appear, as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance. The limits and types of insurance maintained by Tenant shall not limit Tenant’s liability under this Lease. Tenant shall provide Landlord with certificates of such insurance as required under this Lease prior to the date hereof, and thereafter upon renewals prior to the expiration of the insurance coverage. Such certificates shall be on forms currently designated “ACORD 25” (Certificate of Liability Insurance) and “ACORD 28” (Evidence of Commercial Properly Insurance) or the equivalent. Attached to the ACORD 25 (or equivalent) there shall be an endorsement naming Landlord, its property manager, and other designees of Landlord as additional insureds, and attached to the ACORD 28 (or equivalent) there shall be an endorsement designating Landlord as a loss payee with respect to Tenant’s property insurance on any Tenant-insured improvements, and each such endorsement shall be binding on Tenant’s insurance company. Acceptance by Landlord of delivery of any certificates of insurance does not constitute approval or agreement by Landlord that the insurance requirements of this section have been met, and failure of Landlord to identify a deficiency from evidence provided will not be construed as a waiver of Tenant’s obligation to maintain such insurance. In the event any of the insurance policies required to be carried by Tenant under this Lease shall be cancelled prior to the expiration date of such policy, or if Tenant receives notice of any cancellation of such insurance policies from the insurer prior to the expiration date of such policy. Tenant shall: (i) immediately deliver notice to Landlord that such insurance has been, or is to be, cancelled, (ii) shall promptly replace such insurance policy in order to assure no lapse of coverage shall occur, and (iii) shall deliver to Landlord a certificate of insurance for such policy.

Whenever (1) any loss, cost, damage or expense is incurred by either Landlord or Tenant or by anyone claiming by, through or under Landlord or Tenant in connection with the Premises, and (2) such party is covered in whole or in part by property or business interruption insurance (or would have been covered but for such party’s failure to maintain the property or business interruption coverage required in this Section 9; or would have been covered but for such party’s election to self-insure as expressly permitted hereunder, if applicable) with respect to such loss, cost, damage or expense, then the party so insured (or so required) hereby waives (on its own behalf and on behalf of its insured) any claims against and releases the party from any liability said other party may have on account of such loss, cost, damage or expense. All insurance which is carried by either party to insure against damage or loss to property shall include provisions denying to each respective insurer rights of subrogation and recovery against the other party.”

6.          Renewal Option. Notwithstanding anything to the contrary in the Lease or otherwise, Tenant shall have one (1) option to renew the Lease in accordance with the terms and conditions set forth on Exhibit C.

7.          Guaranty. Tenant hereby acknowledges and agrees that, as a condition to the effectiveness of this Amendment, Tenant shall cause Wireless Telecom Group, Inc., a New Jersey corporation, as the unconditional guarantor of the Lease pursuant to that certain Lease Guaranty, dated as of May 5, 2011, to, on or before the date hereof, execute the acknowledgement paragraph set forth on the signature page attached hereto.

8.          Tenant’s Broker. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction other than Real Estate Strategies Corporation. Tenant agrees to indemnify and hold Landlord harmless from and

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against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

9.          No Offer. Submission of this Amendment by Landlord is not an offer to enter into this Amendment, but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord and Tenant have fully executed and delivered this Amendment.

10.          Authority. Tenant represents and warrants that (a) as of the date hereof, Tenant is qualified to do business in the state in which the Premises is located, (b) the Tenant entity has full right and authority to enter into this Amendment, and (c) all persons signing on behalf of the Tenant entity were authorized to do so by appropriate actions. Landlord represents and warrants that (a) as of the date hereof. Landlord is qualified to do business in the state in which the Premises is located, (b) the Landlord entity has full right and authority to enter into this Amendment, and (c) all persons signing on behalf of the Landlord entity were authorized to do so by appropriate actions.

11.          Severability. If any clause or provision of this Amendment is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Amendment shall not be affected thereby. It is also the intention of the parties to this Amendment that in lieu of each clause or provision of this Amendment that is illegal, invalid or unenforceable, there be added, as a part of this Amendment, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

12.          Counterparts and Delivery. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Amendment. Execution copies of this Amendment may be delivered by facsimile or email, and the parties hereto agree to accept and be bound by facsimile signatures or scanned signatures transmitted via email hereto, which signatures shall be considered as original signatures with the transmitted Amendment having the binding effect as an original signature on an original document. Notwithstanding the foregoing, Tenant and Landlord shall, upon the other party’s request, deliver original copies of this Amendment to the applicable address set forth in such request. Neither party may raise the use of a facsimile machine or scanned document or the fact that any signature was transmitted through the use of a facsimile machine or email as a defense to the enforcement of this Amendment.

13.          Conflict; Ratification. Insofar as the specific terms and provisions of this Amendment purport to amend or modify or arc in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control. Landlord and Tenant hereby agree that (a) this Amendment is incorporated into and made a part of the Lease, (b) any and all references to the Lease hereinafter shall include this Amendment, and (c) the Lease, and all terms, conditions and provisions of the Lease, are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly authorized, executed and delivered as of the day and year first set forth above.

TENANT:

BOONTON ELECTRONIC CORPORATION,
a New Jersey corporation

By:	/s/ Paul Genova
Name:	Paul Genova
Title:	CEO

GUARANTOR:

Wireless Telecom Group, Inc., a New Jersey corporation (the “Guarantor”) hereby acknowledges and agrees (i) to the terms of this Amendment, (ii) that the liability or Guarantor pursuant to that certain Lease Guaranty, dated as of May 5, 2011 (the “Guaranty”), extends to and includes the modification and term extension set forth in this Amendment, including, without limitation, any and all monetary and non-monetary obligations which may accrue hereunder or under the Lease, and (iii) that the Guaranty is hereby ratified in full.

WIRELESS TELECOM GROUP.,
a New Jersey corporation

By:	/s/ Paul Genova
Name:	Paul Genova
Title:	CEO

LANDLORD:

ICON KEYSTONE NJP III OWNER POOL 4 NJ, LLC,
a Delaware limited liability company

By:	GLP US Management LLC, a Delaware limited liability company, as agent for Landlord

By:	/s/ John W. Collins
Name:	John W. Collins
Title:	Chief Financial Officer

EXHIBIT A

LANDLORD’S WORK

(a)          Landlord’s Work. Landlord agrees to perform or cause to be performed that certain construction, repair, maintenance, or those certain improvements to the Premises as specified below (the “Landlord’s Work”), without warranty and using Landlord’s standard building materials and finishes:

1.          Install five (5) exterior man doors throughout the facility; and

2.          Install one (1) loading dock door in the warehouse portion of the Premises.

(b)          Substantial Completion. The Landlord’s Work shall be deemed substantially completed (“Substantially Completed” or “Substantial Completion”) when, in the opinion of the construction manager (whether an employee or agent of Landlord or a third party construction manager, the “Construction Manager”), the Landlord’s Work are substantially completed except for punch list items which do not prevent in any material way the use of the Premises for the purposes for which they were intended. In the event Tenant, its employees, agents, or contractors cause, directly or indirectly, the construction or completion of the Landlord’s Work to be delayed, then the date of Substantial Completion shall be deemed to be the date that, in the opinion of the Construction Manager, Substantial Completion would have occurred if such delays or impairments had not taken place. Without limiting the foregoing, Tenant shall be solely responsible for delays caused by Tenant’s request for any changes in the plans, Tenant’s request for long lead items, Tenant’s failure to provide Landlord with reasonable access to the Premises to undertake the Landlord’s Work, and/or Tenant’s interference with the construction of the Landlord’s Work, and such delays shall not entitle Tenant to any abatement of rent or other rights of any kind. Substantial Completion is only material for purposes of determining the completion of the Landlord’s Work and has no impact whatsoever on the Extended Term Commencement Date and/or Tenant’s other obligations under the Lease, including, without limitation, the obligation to pay rent. In no event shall Landlord have any obligation for any defects in the Landlord’s Work or any limitation on its use; provided, however, Landlord agrees, at Tenant’s cost, to seek enforcement of any warranty issued by any contractor or other party performing the Landlord’s Work. Landlord agrees to use commercially reasonable efforts to cause the Landlord’s Work to be performed in a good and workmanlike manner.

(c)          Access. From and after the date of execution of this Amendment, Tenant shall provide Landlord with all reasonably necessary access to the Premises, and shall cooperate with Landlord in all reasonable respects, to undertake and complete the Landlord’s Work, it being understood that Tenant shall not be entitled to any abatement of rent or claims of any kind against Landlord in connection with any inconvenience or accommodations which are required by Landlord, or in connection with any interference with Tenant’s business operations or damage to any of Tenant’s property, as part of the completion of the Landlord’s Work. Tenant, at its sole cost and expense and prior to the commencement of the Landlord’s Work, shall promptly remove all personal property, trade fixtures, equipment, office furniture and/or other similar items, if any, as may be reasonably required by Landlord for Landlord to undertake and complete the Landlord’s Work.

Exhibit A

EXHIBIT B

TENANT’S WORK

(a)          Tenant’s Work. Landlord shall contribute up to a maximum amount of $306,000.00 (the “Allowance”) towards Tenant’s alterations and improvements to the Premises as specified below (collectively, the “Tenant’s Work”):

1.	Perform certain alterations and improvements to the Premises as may be agreed upon between Landlord and Tenant, including, but not limited to painting the interior walls of and installing new carpet in the office portion of the Premises, installing one (1) back-up generator to service the Premises (which back-up generator shall he selected by Tenant, subject to Landlord’s reasonable approval), modifying the existing interior electrical wiring, and modifying the existing lighting in the Premises, provided, however, that any such alteration or improvement shall (i) be non-structural, (ii) become permanently affixed to the Property, (iii) directly benefit the Building, and (iv) be completed in accordance with final plans and specifications approved by Landlord in accordance with the terms of the Lease.

(b)          Landlord’s Approval; Tenant’s Obligations. The Tenant’s Work shall be subject to the terms of Section 11 of the Original Lease. In addition to obtaining Landlord’s consent as and when required pursuant to Section 11 of the Original Lease, Tenant shall obtain Landlord’s prior written consent for any of the Tenant’s Work for which Tenant will seek reimbursement from the Allowance. In all cases, Tenant shall deliver plans and specifications for the Tenant’s Work (except with respect to Building-standard painting and carpet installation), and any other documentation reasonably requested by Landlord, to Landlord for approval prior to commencing any of the Tenant’s Work. All of the Tenant’s Work shall be constructed and undertaken in a good and workmanlike manner and in compliance with all applicable laws, and Tenant shall perform, at its expense, any alteration or modification required by any applicable laws as a result of the Tenant’s Work. Landlord may monitor the construction of the Tenant’s Work, subject to the obligation to provide prior notice to Tenant of any entry onto the Premises (except in the case of emergency, in which case no prior notice is required). Landlord’s right to approve the Tenant’s Work and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that the Tenant’s Work complies with any applicable laws.

(c)          Allowance. The Allowance may be used only for the hard costs and Eligible Soft Costs (as hereinafter defined) of construction of the Tenant’s Work pursuant to the approved plans and specifications. “Eligible Soft Costs” shall be deemed to be costs and expenses incurred by Tenant which are directly and primarily related to the Tenant’s Work and which relate solely to the work of any architect, space planner, engineer, or similar construction professional or which are direct payments made to applicable authorities for permitting and license fees: provided, however, that in no event shall the Eligible Soft Costs exceed fifteen percent (15%) of the total Allowance or be used for services provided in connection with the negotiation of the Lease. For the avoidance of doubt, Eligible Soft Costs shall expressly exclude any financing costs, attorneys’ fees, or other costs and expenses not expressly permitted hereunder. In no event will the Allowance be used to pay for moving or storage expenses or furniture, racking, equipment, cabling, telephone systems or any other item of personal properly which is not intended to be permanently affixed to the Premises. Payment of the Allowance shall be made by Landlord to Tenant within thirty (30) days following the last to occur of: (i) completion of the Tenant’s Work, (ii) Landlord’s receipt of Tenant’s invoice substantiating the costs related thereto, (iii) Landlord’s receipt of final lien waivers from all contractors and subcontractors who performed the Tenant’s Work, and (iv) Landlord’s receipt of a copy of the final permit approved by the applicable governing authority for any work which requires the same. Landlord shall be under no obligation to pay for any of the Tenant’s Work in excess of the Allowance. Further, the Allowance shall only be available for Tenant’s use for work performed and submitted for reimbursement in accordance with the terms of this Exhibit on or before November 30, 2016, after which date Tenant hereby waives any and all rights to any unused portion of the Allowance.

Exhibit B

EXHIBIT C

RENEWAL OPTION

Notwithstanding anything to the contrary in the Lease, Tenant shall have one (1) option to renew the Term (the “Renewal Option”) on the following terms and conditions:

(a)          Provided that as of the date of the receipt of the Renewal Notice (as hereinafter defined) by Landlord and the Renewal Commencement Date (as hereinafter defined), (i) Tenant is the tenant named on the Lease as of the Extended Term Commencement Date, (ii) Tenant actually occupies all of the Premises, and (iii) no default exists, or would exist but for the passage of time or the giving of notice, or both, then Tenant shall have the right to extend the Term for an additional term of sixty (60) months (the “Renewal Term”) commencing on the day following the expiration of the Extended Term (the “Renewal Commencement Date”). Tenant shall give Landlord written notice (the “Renewal Notice”) of its election to renew the Term in accordance with the terms hereof at least nine (9) months, but not more than twelve (12) months, prior to the scheduled expiration date of the Extended Term.

(b)          The Base Rent payable by Tenant to Landlord during the Renewal Term shall be the greater of (i) the Base Rent applicable to the last year of the Extended Term, and (ii) the then-prevailing market rate for comparable space in comparable buildings in the vicinity of the Project taking into account the size of the Lease, the length of the renewal term, market escalations, and the credit of Tenant. The Base Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord’s not having to find a new tenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period).

(c)          Landlord shall notify Tenant in writing of its determination of the Base Rent (which shall be made in Landlord’s sole discretion) for the Renewal Term within ten (10) days following Landlord’s receipt of the Renewal Notice, and Tenant shall advise Landlord in writing of any objection within ten (10) days of receipt of Landlord’s notice. Failure to respond within the ten (10) day period shall constitute Tenant’s acceptance of such Base Rent. If Tenant objects, Landlord and Tenant shall commence negotiations to attempt to agree upon the Base Rent for a period of up to fifteen (15) days after Landlord’s receipt of Tenant’s objection notice. If the parties cannot agree, each acting in good faith but without any obligation to agree, on the Base Rent on or before the end of such fifteen (15) day period, then Tenant’s exercise of the Renewal Option shall be deemed withdrawn and the Lease shall expire or terminate in accordance with its terms.

(d)          The determination of the Base Rent does not reduce Tenant’s obligation to pay or reimburse Landlord for operating expenses, real estate taxes and assessments, and any other reimbursable or chargeable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such items with respect to the Premises during the Renewal Term.

(e)          Except for the Base Rent for the Renewal Term as determined above, Tenant’s occupancy of the Premises during the Renewal Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Extended Term; provided, however. Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, renew, terminate or extend the Lease.

(f)          If Tenant does not give the Renewal Notice within the period set forth above, the Renewal Option shall automatically terminate. Time is of the essence as to the giving of the Renewal Notice.

(g)          Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Renewal Term. The Premises shall be tendered on the Renewal Commencement Date in “as-is” condition.

(h)          If the Lease is extended for the Renewal Term, then, promptly after the determination of Base Rent in accordance with the terms of this exhibit, Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Term and the other provisions applicable thereto.

(i)          If Tenant exercises its right to renew the term of the Lease for the Renewal Term pursuant to this exhibit and the parties execute the amendment, the term “Term” as used in the Lease shall be construed to include, when practicable, the Renewal Term except as provided in subparagraph (e) above.

Exhibit C

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